INVESTMENT SUBADVISORY AGREEMENT

     AGREEMENT, dated as of June 25, 2002, by and between DBGI Advisors, Inc., a Delaware corporation (the "Adviser"), and BioPharma Capital Limited, a United Kingdom company ("Subadviser") (hereafter the "Agreement").

     WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of June 25, 2002 with InvestBio Opportunity Trust ("Trust"), an investment company registered under the Investment Company Act of 1940, as amended ("Investment Company Act"), pursuant to which the Adviser is to act as investment advisor to the Trust (the "Investment Advisory Agreement");

     WHEREAS, the InvestBio Opportunity Fund is a series of the Trust ("Fund");

     WHEREAS, the Adviser desires to retain the Subadviser to render investment advisory and other services to the Fund in the manner and on the terms hereinafter set forth;

     WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select subadvisers for the Fund; and

     WHEREAS, the Subadviser is willing to furnish such services to the Adviser and the Fund

     NOW, THEREFORE, the Adviser and the Subadviser agree as follows:

1.   APPOINTMENT OF SUBADVISER

     The Adviser hereby appoints the Subadviser to act as an investment Subadviser for the Fund in accordance with the terms and conditions of this Agreement. The Subadviser will be an independent contractor and will have no authority to act for or represent the Adviser in any way or otherwise be deemed an agent of the Adviser except as expressly authorized in this Agreement or another writing by the Adviser and the Subadviser.

2.   ACCEPTANCE OF APPOINTMENT

     The Subadviser accepts this appointment and agrees to render the services herein set forth, for the compensation herein provided.

     The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing) ("Custodian"). Nothing contained herein shall be deemed to authorize Subadviser to take or receive physical possession of any cash or securities held in the Fund by the Custodian, it being intended that sole responsibility for safekeeping thereof (in such investments as Subadviser may direct) and the consummation of all such purchases, sales, deliveries, and investments made pursuant to the Subadviser's direction shall rest upon the Custodian. The Subadviser shall not be responsible for any loss incurred by reason of any act or omission of the Custodian, and the Adviser shall hold Subadviser harmless from any and all loss, damage, or liability resulting from any such act or omission.

3.   SERVICES TO BE RENDERED BY THE SUBADVISER

     A. As investment Subadviser to the Fund, the Subadviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund.

     B. In furnishing services hereunder, the Subadviser shall conform to: (i) the Investment Company Act of 1940 and all rules and regulations thereunder, and all other applicable federal and state laws and regulations; and (ii) the provisions of the Trust / Fund Registration Statement filed on Form N-1A as supplemented or amended from time to time ("Prospectus").

     C. All orders for the purchase and sale of securities for the Fund shall be placed in such markets and through such brokers or dealers as in Subadviser's best judgment shall offer the most favorable price and market for the execution of each transaction. The Adviser understands and agrees that Subadviser may effect securities transactions which cause the Fund to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by such broker or dealer, viewed in terms of either the specific transaction or Subadviser's overall responsibilities to the Fund. The Adviser also understands that the receipt and use of such services will not reduce Subadviser's customary and normal research activities. To the extent not inconsistent with any of the provisions of this paragraph, and further to the extent that it is commercially practicable, it is anticipated that some of the Fund's brokerage activities will be executed through InvestPrivate, Inc.

     D. The Adviser agrees that Subadviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other portfolios managed by Subadviser where such aggregation is not inconsistent with the policies set forth in the Prospectus, if, in Subadviser's reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price and brokerage commission. In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily. The Adviser acknowledges that Subadviser's determination of such economic benefit to the Fund is based on an evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions, or a combination of these and other factors.

     E. The Subadviser shall have discretion whether to vote proxies with respect to the Fund's securities and to exercise rights in corporate actions, or to ignore exercising the vote or other rights in corporate actions, in accordance with the Subadviser's proxy voting guidelines. To the extent reasonable and practical in the totality of the circumstances, the Subadviser will provide to the Adviser, upon request, a written report with respect to the voting of Proxies by Subadviser on behalf of the Fund. The Adviser understands and agrees that, notwithstanding such reporting, Subadviser neither solicits nor shall it accept direction from the Adviser with respect to the voting of said Proxies.

4.   COMPENSATION OF SUBADVISER

     The Adviser will pay the Subadviser an Advisory fee with respect to the Fund as specified in Appendix A to this Agreement. Payments shall be made to the Subadviser on or about the fifth day of each month; however, this Advisory fee will be calculated daily for the Fund based on the net assets of the Fund on each day and accrued on a daily basis.

5.   LIABILITY AND INDEMNIFICATION

     A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser agrees not to hold Subadviser, or any of its officers, directors, and employees, liable (i) for any error of judgment or other action taken or omitted by Subadviser in good faith exercise of its powers hereunder, unless such error or action is the result of willful misconduct or gross negligence, or (ii) for any act or omission of the Custodian or any broker, dealer or agent selected by Subadviser in good faith and in a commercially reasonable manner. Notwithstanding the foregoing, the U.S. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any U.S. Federal and state securities laws.

     B. The Adviser agrees to indemnify, defend and hold harmless the Subadviser from and against any and all claims, demands, liabilities and expenses (including any attorney's fees and costs incurred in investigating and defending such claims, demands or liabilities) resulting from any action of, or failure to act by, the Adviser, or arising out of or on the basis of any actual or alleged untrue statement, of a material fact stated in any Prospectus, statement of additional information, or other advertising or promotional materials, or arising out of or relating to any actual or alleged omission to state a material fact required to be stated in any Prospectus, statement of additional information, or other advertising or promotional material, unless such actual or alleged untrue statement or omission was made in reliance upon information furnished by Subadviser.

     C. The Subadviser agrees to indemnify, defend and hold harmless the Adviser from and against any and all claims, demands, liabilities and expenses (including any attorney's fees and costs incurred in investigating and defending such claims, demands or liabilities) resulting from any action of, or failure to act by, the Subadviser pursuant to this Agreement where such action or failure to act is the result of gross negligence or willful misconduct.

6.   REFERENCES TO SUBADVISER

     The Trust, the Adviser, and any affiliate or agent thereof, are hereby authorized to make reference to or use the name of the Subadviser in any advertising or promotional materials in relation to the services provided under this Agreement to the Fund, without the Subadviser's prior approval. The Adviser understands that the name and logo of the Subadviser are valuable properties of the Subadviser and its affiliates, and that the Adviser have the right to use such name or logo only so long as this Agreement shall continue with respect to such Trust and Fund. Upon the termination of this Agreement, the Trust and Adviser shall cease to use such name(s) and logo(s). Subadviser has the right to review and shall be provided with any advertising, promotional or other materials which reference the Subadviser or the services provided by the Subadviser hereunder. All such references to or use of the name of the Subadviser shall state that the Subadviser is a manager of the Fund.

7.   REPRESENTATIONS OF ADVISER

     The Adviser represents, warrants and agrees that:

     A. The Adviser has been duly authorized by the Board of Trustees and Stockholders of the Trust to delegate to the Subadviser the provision of investment services to the Fund as contemplated hereby.

     B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Subadviser with a copy of such code of ethics.

     C. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

     D. The Adviser (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify Subadviser of the occurrence of any event that would disqualify Adviser from serving as investment Adviser of an investment company pursuant to
Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Subadviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

     E. The Adviser, directly or through the Custodian or other appropriate party, shall daily provide to the Subadviser, as soon as practical following the close of the business day, the following information: (i) NAV of the Fund; (ii) a list of all holdings in the Fund's portfolio; (iii) the Fund's cash position; and (iv) performance of appropriate sector benchmark indices..

8.   REPRESENTATIONS OF SUBADVISER

     The Subadviser represents, warrants and agrees as follows:

     A. The Subadviser is applying for registration as an investment adviser under the Advisers Act, and effective upon registration shall be in compliance therewith, and shall at all times continue to comply with the requirements imposed upon the Subadviser by applicable law and regulations.

     B. The Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify Adviser of the occurrence of any event that would disqualify Subadviser from serving as subadviser of an investment company pursuant to
Section 9(a) of the Investment Company Act or otherwise. The Subadviser will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

     C. The Subadviser has provided and agrees to provide the Adviser with current copies of Part II of its Uniform Application for Investment Adviser Registration on Form ADV at least annually and upon request.

9.   NON-EXCLUSIVITY

     The Adviser understands and agrees that Subadviser performs investment management services for various clients and that Subadviser may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken with respect to the Fund, so long as it is Subadviser's policy, to the extent practical, to allocate investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients; and that Subadviser shall have no obligation to purchase or sell for the Fund any security which Subadviser or its officers, directors, or employees, may purchase or sell for its or their own accounts or the account of any other client, if in the opinion of Subadviser such transaction or investment appears unsuitable, impractical, or undesirable for the Fund.

10.  DURATION OF AGREEMENT

     This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act) of any party to this Agreement ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding shareholders.

11.  TERMINATION OF AGREEMENT

     This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting shareholders of the Fund, on sixty (60) days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty (60) days' written notice to the Trust and the other party, though each party will endeavor to provide longer notice if possible and to the extent consistent with all applicable statutes and regulations. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after receipt of written notice.

12.  AMENDMENTS TO THE AGREEMENT

     Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting shareholders of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting shareholders of the Fund vote(s) to approve the amendment.

13.  ASSIGNMENT

     Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Subadviser without the prior written consent of the Adviser shall result in the automatic termination of this Agreement, as provided in Section 10 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of Subadviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Subadviser agrees that it will notify the Adviser of any material changes in its directors, officers or employees within a reasonable time thereafter.

14.  AGREEMENT TO ARBITRATE.

     Any dispute arising out of the terms of this Agreement shall be settled by arbitration in New York, New York, or such other location as the parties may mutually agree upon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, before the American Arbitration Association or any comparable entity acceptable to all parties. In the event of any such arbitration, there shall be three (3) arbitrators, unless the parties agree otherwise. The arbitrators shall promptly obtain such information regarding the matter as they deem advisable and shall decide with dispatch the matter and render a written award that shall be delivered to the parties. Any such award shall be a conclusive determination of the matter and shall be binding upon each member (or his successor in interest). At the time of rendering the award, the arbitrators shall establish their fees and expenses in connection therewith. Such fees and expenses shall be allocable by the arbitrators in their award. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction, including but not limited to the state and federal courts venued in New York, New York.

15.  ENTIRE AGREEMENT; AUTHORITY TO EXECUTE AGREEMENT.

     This Agreement contains the entire understanding and agreement of the parties with respect to the Fund. Each of the individuals whose signature appears below represents and warrants that he or she has full authority to execute this Agreement on behalf of the party on whose behalf he or she has affixed his or her signature to this Agreement.

16.  CAPTIONS; SEVERABILITY.

     The captions in the sections of this Agreement are included for convenience only and shall not constitute a part hereof. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.


DBGI ADVISERS, INC.                         BIOPHARMA CAPITAL LIMITED



By:  /s/ Ronald S. Robbins                  By: /s/ Libbe L. Englander
     -----------------------------              -----------------------------
     Name:  Ronald S. Robbins                   Name:  Libbe L. Englander
     Title: Executive Vice President            Title: Director


                                   APPENDIX A
                                       TO
                    INVESTMENT SUBADVISORY AGREEMENT BETWEEN
                DBGI ADVISORS, INC. AND BIOPHARMA CAPITAL LIMITED


         Fund                                           Annual Advisory Fee
InvestBio Opportunity Fund               .6% (60 basis points) of net assets on an annual
                                          basis, calculated and accrued on a daily basis